Exhibit 10(j)

Oil For America

Post Office Box 1154
Dickinson, ND 58602
Phone: 701-483-5982
Fax: 701-483-5984
www.oilforamerica.com

July 15, 2005

Phillip W. Ware
President
Coastal Petroleum Company
P. O. Box 609
Apalachicola, Florida 32329

          Re: Terms Sheet for the Lodgepole Play - Montana

Dear Phil,

          We have previously provided you with the Executive Summary for the Montana Lodgepole Reef Play First Two Well Program in Valley County, Montana. The following are the specific terms of the program:

1.

Oil For America (OFA) will provide two Lodgepole Reef locations, identified with its AI and AII Remote Sensing Technologies and high graded with its AIII Geochemical Analysis to Coastal Petroleum Company (CPC). These will be 100% working interest, 80% net revenue interest leases.

2.

CPC will: pay a one time sum of $50,000 for the costs and efforts to procure the two locations; drill the first of the two wells at its sole cost on or before October 31, 2005, subject to rig availability, weather and permits; drill the second well at its sole cost within 90 days of the payout of the first well, subject to rig availability, weather and permits; assign to OFA at the time of payout a 25% working, 20% net revenue interest in each well, on a well by well basis; and thereby earn the option to drill all other available locations within the EOG blocks described on Attachment A, and if that number is less than 50, in additional areas of Valley County, on the same terms except that CPC will not have to pay to OFA the $25,000 per reef, but will pay only the actual costs of the landman, land and geochemical analysis ($500 per site).

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3.	At CPC’s request, OFA or its contract operator will drill and operate the wells subject to the terms of the example of the AAPL Joint Operating Agreement furnished.

4.	The AFE is at Tab 1 in the Executive Summary.

5.	The AI, AII, AIII and AIV Technologies are the exclusive property of OFA.

If these terms are acceptable to Coastal Petroleum Company, please sign this letter below indicating agreement and return it to Oil For America with a check for $50,000. We will assign the two locations and make arrangements for the rig to begin drilling the first well.

          This is the first of hopefully a great many successful ventures between our two entities. If you have any questions, please call.

Sincerely,

/s/ Robert J. Angerer, Sr.

Robert J. Angerer, Sr.

          Coastal Petroleum Company agrees with the above terms. Please find our check for $50,000 to secure the first two locations and consummate the agreement.

Coastal Petroleum Company

/s/ Phillip W. Ware

By: Phillip W. Ware, President

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